EXHIBIT 3.1

AMENDMENT TO

AMENDED AND RESTATED

BYLAWS

The Amended and Restated By-laws are hereby amended as set forth below, effective as of May 10, 2007:

1. Article V. Stock is hereby amended and restated in its entirety to read as follows:

“Section 5.1. Stock Certificates and Uncertificated Shares. The interest of every holder of stock in the Corporation shall be evidenced by a certificate or certificates signed in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The foregoing notwithstanding, the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation be represented by uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of stock of the same class and the same series shall be identical.

Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.”

2. The Bylaws shall be unchanged in all other respects.